Exhibit 10.9
PORTIONS OF CERTAIN EXHIBITS TO THIS AGREEMENT HAVE BEEN OMITTED AND WILL BE FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST
EMPLOYMENT AGREEMENT
DATED AS OF JUNE 6, 2008
BETWEEN DONALD G. CAMPBELL AND THE TJX COMPANIES, INC.

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DONALD G. CAMPBELL
EMPLOYMENT AGREEMENT
     AGREEMENT dated as of June 6, 2008 between Donald G. Campbell (“Executive”) and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701(the “Company”).
RECITALS
     The Company and Executive intend that Executive shall be employed by the Company on the terms set forth below and, to that end, deem it desirable to enter into this Agreement.
AGREEMENT
     The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:
     1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of June 6, 2008 (the “Effective Date”). Executive’s employment hereunder shall continue on the terms provided herein until January 29, 2011 (the “End Date”), subject to earlier termination as provided herein (such period of employment being hereinafter called the “Employment Period”).
     2. SCOPE OF EMPLOYMENT.
     (a) Nature of Services. Executive shall diligently perform such duties and responsibilities as shall from time to time be assigned to him by the Company.
     (b) Extent of Services. Except for illnesses and vacation periods, and subject to Section 2(c) below, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.
     (c) Reduced Time. Executive may at any time, by notice to the Committee given pursuant to Section 10 below, request that his full-time commitment to the Company under this Agreement as described in Section 2(b), or any modification thereof as described in this Section 2(c), be modified or further modified. The Committee shall consider any such request in good faith and, subject to such changes to Executive’s request and to such other conditions (including, without limitation, a change in the effective date of any such modification to Executive’s commitment) as it may reasonably impose, shall approve Executive’s request unless it determines that to do so would substantially and adversely affect the business of the Company. Executive may withdraw any request under this Section 2(c) if he does not agree with the any changes or conditions imposed by the Committee. Any modification of Executive’s commitment as described in Section 2(b), or of any prior modification thereof, that is approved by the Committee pursuant to this Section 2(c) shall be referred to herein as Executive’s “Modified Schedule.” In no event shall Executive’s Modified Schedule be such as to result in a level of services performed by Executive for the Company and its Subsidiaries that could reasonably be anticipated to be permanently equal to or less than twenty (20%) percent or less of the average level of bona fide services performed by Executive for the Company and its Subsidiaries over the preceding thirty six (36) months. For the avoidance of doubt, employment under a Modified Schedule shall not, without more, constitute a termination of Executive’s employment under this Agreement.
     3. COMPENSATION AND BENEFITS.
     (a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be $785,000 per year or such other rate (not less than $785,000 per year) as the Committee may determine after Committee review not less frequently than annually. Notwithstanding the foregoing, during any period during which Executive is providing services hereunder under a Modified Schedule, the foregoing provisions of this Section 3(a) shall not apply and Executive shall instead be entitled to receive, as basic cash remuneration for his services under the Modified Schedule, such amounts and in such form (which may include an hourly, daily or other periodic rate) as shall be specified in connection with approval of the Modified Schedule under Section 2(b) above.
     (b) Existing Awards. Reference is made to outstanding awards of stock options and of performance-based restricted stock made prior to the Effective Date under the Company’s Stock Incentive Plan (including any successor, the “Stock Incentive Plan”), to the award opportunity granted to Executive for FYE 2009 under the Company’s Management Incentive Plan (“MIP”) and to award opportunities granted to Executive under the Company’s Long Range Performance Incentive Plan (“LRPIP”) for cycles beginning before the Effective Date. Each of the foregoing awards shall continue for such period or periods and in accordance with such terms as are set out in the grant and other governing documents relating to such awards and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein; provided, that in connection with its approval of any Modified Schedule, the Committee may equitably adjust, in a manner consistent with continued qualification for the performance-based compensation exception under Section 162(m) of the Code of any LRPIP award intended to qualify for such exception, payments under any LRPIP award described in this Section 3(c) to reflect the portion, if any, of the performance period applicable to such award during which Executive is providing services under a Modified Schedule.

     (c) New Stock Awards. Consistent with the terms of the Stock Incentive Plan, during the Employment Period Executive will be entitled to stock-based awards under the Stock Incentive Plan at levels commensurate with his position and responsibilities (taking into account any Modified Schedule) and subject to such terms as shall be established by the Committee.
     (d) LRPIP. During the Employment Period, Executive shall be eligible to participate in annual grants under LRPIP at a level commensurate with his position and responsibilities (taking into account any Modified Schedule) and subject to such terms as shall be established by the Committee.
     (e) MIP. During the Employment Period, Executive shall be eligible to participate in annual grants under MIP at a level commensurate with his position and responsibilities (taking into account any Modified Schedule) and subject to such terms as shall be established by the Committee.
     (f) Qualified Plans; Other Deferred Compensation Plans. Executive shall be entitled during the Employment Period to participate in the Company’s tax-qualified retirement and profit-sharing plans and its nonqualified deferred compensation plans, in each case in accordance with the terms of the applicable plan (including, for the avoidance of doubt and without limitation, the amendment and termination provisions thereof). For the avoidance of doubt, Executive is entitled to Category B benefits under SERP and shall at all times have a fully vested right to his accrued benefit, including any future accruals, under SERP based on his actual years of service; provided, that Executive shall not be entitled to matching credits under ESP.
     (g) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive an automobile allowance commensurate with his position and all such other fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan). For the avoidance of doubt, if during any period of service under a Modified Schedule Executive’s level of service would render Executive ineligible for any Company benefit program, Executive shall be ineligible to participate in such program during such period. In any case described in the preceding sentence, at Executive’s request the Company shall in good faith consider providing to Executive, or facilitating Executive’s obtaining from another provider, alternative programs that can provide coverage to Executive on a basis that is cost-neutral to the Company (taking into account its reduced remuneration obligations to Executive under the Modified Schedule).
     (h) Other. The Company is entitled to terminate Executive’s employment notwithstanding the fact that Executive may lose entitlement to benefits under the arrangements described above. Upon termination of his employment, Executive shall have no claim against the Company or Parent for loss arising out of ineligibility to exercise any stock options granted to him or otherwise in relation to any of the stock options or other stock-based awards granted to Executive, and the rights of Executive shall be determined solely by the rules of the relevant award document and plan. For the avoidance of doubt, nothing herein shall be construed as limiting such rights as Executive may have under the terms of any Stock Incentive Plan award to the acceleration of vesting or the extension of exercise rights under such award upon a termination of employment that qualifies him for such benefits under such terms.

     4. TERMINATION OF EMPLOYMENT; IN GENERAL.
     (a) The Company shall have the right to end Executive’s employment at any time and for any reason, with or without Cause.
     (b) To the extent consistent with applicable law, Executive’s employment shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive, and to the extent consistent with applicable law, the Employment Period will be terminated for Incapacity.
     (c) Whenever his employment shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations. For the avoidance of doubt, the Employment Period shall terminate upon termination of Executive’s employment for any reason.
     5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.
     (a) Certain Terminations Prior to the End Date. If the Employment Period shall have terminated prior to the End Date by reason of (i) death, Disability or Incapacity of Executive, (ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that Executive is required to relocate more than forty (40) miles from the current corporate headquarters of the Company, in either case without his prior written consent (a “Constructive Termination”), then all compensation and benefits for Executive shall be as follows:
     (i) For a period of eighteen (18) months after the Date of Termination (the “termination period”), the Company will pay to Executive or his legal representative, without reduction for compensation earned from other employment or self employment, continued Base Salary at the rate in effect at termination of employment; provided, that if Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (a) the rate of Base Salary in effect at termination of employment over (b) the long-term disability compensation benefits for which Executive is approved under such plan. If the Date of Termination occurs during a period of service under a Modified Schedule, Executive’s rate of Base Salary for purposes of this Section 5(a)(i) shall be deemed to be the base cash remuneration that Executive was receiving immediately prior to the Date of Termination, expressed as an annualized rate (as reasonably determined by the Board).
     (ii) If Executive elects so-called “COBRA” continuation of group health plan coverage provided pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, there shall be added to the amounts otherwise payable under Section 5(a)(i) above, during the continuation of such coverage, an amount (grossed up for federal and state income taxes) equal to the participant cost of such coverage, except to the extent that Executive shall obtain no less favorable coverage from another employer or from self-employment in which case such additional payments shall cease immediately.
     (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, (A) any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination of employment. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.
     (iv) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount equal to the sum of (A) Executive’s MIP Target Award, if any, for the year of termination, (but only if the performance period in respect of such MIP award began on or before January 1, 2009) multiplied by a fraction the numerator of which is three hundred and sixty-five (365) plus the number of days during such year prior to termination, and the denominator of which is seven hundred and thirty (730), plus, (B) with respect to each LRPIP cycle in which Executive participated that began on or before January 1, 2009 and that had not ended prior to termination, if any, an amount equal to Executive’s LRPIP Target Award for such cycle multiplied by a fraction, the numerator of which is the number of full months in such cycle completed prior to termination and the denominator of which is the number of full months in such cycle. The amount, if any, described in clause (a)(iv)(A) above will be paid not later than MIP awards for the year of termination are paid. The amount, if any, described in clause (a)(iv)(B) above, to the extent measured by the LRPIP Target Award for any cycle, will be paid not later than the date on which LRPIP awards for such cycle are paid or would have been paid. The Company and Executive agree to negotiate in good faith an amendment of this Section 5(a)(iv) in respect of any termination described in this Section 5(a) occurring after January 31, 2009 and on or prior to the End Date, with a view to providing Executive separation pay determined in a manner (taking into account other payments to Executive) that is consistent in approach with the separation pay arrangements made with other senior executive officers of the Company and with the objective of qualifying any MIP, LRPIP or similar awards to Executive that are intended so to qualify with the performance-based compensation exception rules under Section 162(m) of the Code.
     (v) In addition, Executive or his legal representative shall be entitled to the Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) and Section 3(c) (New Stock Awards), in each case in accordance with and subject to the terms of the applicable arrangement, and to the payment of his vested benefits under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans).
     (vi) If termination occurs by reason of Incapacity or Disability, Executive shall also be entitled to such compensation, if any, as is payable pursuant to the Company’s long-term disability plan. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under (a)(i) above, and if the sum of such payments (the “combined salary/disability benefit”) exceeds the payment for such period to which Executive is entitled under (a)(i) above (determined without regard to the proviso set forth therein), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive’s combined salary/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.
     (vii) If termination occurs by reason of death, Incapacity or Disability, Executive shall also be entitled to an amount equal to Executive’s MIP Target Award for the year of termination, without proration. This amount will be paid at the same time as the amount payable under paragraph (iv) above.
     (i) Except as expressly set forth above or as required by law, Executive shall not be entitled to continue participation during the termination period in any employee benefit or fringe benefit plan, except that during the termination period the Company shall continue to provide the Executive with an automobile or automobile allowance.
     (b) Termination on the End Date. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive’s employment with the Company shall terminate on the End Date and Executive shall be treated for all purposes of this Agreement as having terminated his employment voluntarily on the End Date and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) (“Voluntary termination of employment”).
     6. OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS.
     (a) Voluntary termination of employment. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) to any Stock Incentive Plan benefits described in Section 3(b) (Existing Awards) or Section 3(c) (New Stock Awards) and to any vested benefits under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans). In addition, the Company will pay to Executive or his legal representative any unpaid amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive’s termination of employment, plus any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination, in each case at the same time as other awards for such prior year or cycle are paid. No other benefits shall be paid under this Agreement upon a voluntary termination of employment.
     (b) Termination for Cause; Violation of Certain Agreements. If the Company should end Executive’s employment for Cause or, notwithstanding Section 5 and Section 6(a) above, if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (x) such vested amounts as are credited to Executive’s account (but not received) under any nonqualified deferred compensation plan of the Company and its Subsidiaries in accordance with the terms of those programs; (y) any vested benefits to which Executive is entitled by law under the Company’s tax-qualified plans; and (z) Stock Incentive Plan benefits, if any, to which Executive may be entitled (in each case in accordance with and subject to the terms of the applicable arrangement) under Sections 3(b) (Existing Awards) and 3(c) (New Stock Awards). The Company does not waive any rights it may have for damages for injunctive relief.
     7. BENEFITS UPON CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit C.
     8. AGREEMENT NOT TO SOLICIT OR COMPETE
     (a) During the Employment Period and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Period”), Executive shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Company and its Subsidiaries, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Company or its Subsidiaries, or recommend to any protected person any employment or engagement other than with the Company or its Subsidiaries, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which Executive provides services (as an employee, director, consultant, advisor or otherwise) or in which Executive is a shareholder, member, partner, joint venturer or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less), and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be irrebuttably presumed to have acted at the direction of Executive with respect to any “protected person” who worked with Executive at any time during the six (6) months prior to termination of the Employment Period. A “protected person” is a person who at the time of termination of the Employment Period, or within six (6) months prior thereto, is or was employed by the Company or any of its Subsidiaries either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

     (b) During the course of his employment, Executive will have learned vital trade secrets of the Company and its Subsidiaries and will have access to confidential and proprietary information and business plans of the Company and its Subsidiaries. Therefore, during the Employment Period and for a period of eighteen (18) months thereafter (the “Noncompetition Period”), Executive will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall Executive undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted) that competes with a business in which the Company or any of its Subsidiaries was engaged, or in which the Company or any Subsidiary was planning to engage, at any time during the 12-month period immediately preceding the date on which the Employment Period ends, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business specified on Schedule I to this Agreement, and (B) any other off-price, promotional, or warehouse-club-type retail business, however organized or conducted, that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by the Company or any of its Subsidiaries at the termination of the Employment Period. For purposes of this subsection (b), a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or its Subsidiaries, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this subsection shall be determined to be unlawful or otherwise unenforceable, then the coverage of this subsection shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.
     (c) Executive shall never use or disclose any confidential or proprietary information of the Company or its Subsidiaries other than as required by applicable law or during the Employment Period for the proper performance of Executive’s duties and responsibilities to the Company and its Subsidiaries. This restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. All documents, records and files, in any media, relating to the business, present or otherwise, of the Company and its Subsidiaries and any copies (“Documents”), whether or not prepared by Executive, are the exclusive property of the Company and its Subsidiaries. Executive must diligently safeguard all Documents, and must surrender to the Company at such time or times as the Company may specify all Documents then in Executive’s possession or control. In addition, upon termination of employment for any reason other than the death of Executive, Executive shall immediately return all Documents, and shall execute a certificate representing and warranting that he has returned all such Documents in Executive’s possession or under his control.

     (d) If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, Executive breaches any provision of this Section 8, the Company’s obligation, if any, to pay benefits under Section 5 hereof shall forthwith cease and Executive shall immediately forfeit and disgorge to the Company, with interest at the prime rate in effect at Bank of America, or its successor, all of the following: (i) any benefits theretofore paid to Executive under Section 5; (ii) any unexercised stock options and stock appreciation rights held by Executive; (iii) if any other stock-based award vested in connection with termination of the Employment Period, whether occurring prior to, simultaneously with, or following such breach, or subsequent to such breach and prior to termination of the Employment Period, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and (iv) in respect of each stock option or stock appreciation right exercised by Executive within six (6) months prior to any such breach or subsequent thereto and prior to the forfeiture and disgorgement required by this Section 8(d), the excess over the exercise price (or base value, in the case of a stock appreciation right) of the greater of (A) the fair market value at time of exercise of the shares of stock subject to the award, or (B) the number of shares of stock subject to such award multiplied by the per-share proceeds of any sale of such stock by Executive.
     (e) Executive shall notify the Company immediately upon securing employment or becoming self-employed at any time within the Noncompetition Period, and shall provide to the Company such details concerning such employment or self-employment as it may reasonably request in order to ensure compliance with the terms hereof.
     (f) Executive hereby advises the Company that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Company and its Subsidiaries, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by them. Executive agrees that Executive will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. Executive also acknowledges and agrees that, were Executive to breach any of the provisions of this Section 8, the harm to the Company and its Subsidiaries would be irreparable. Executive therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder. Executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, Executive agrees that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which Executive is in violation of any of the terms of this Section 8, in order that the Company shall have the agreed-upon temporal protection recited herein.
     (g) Executive agrees that if any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective. Executive further agrees that the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.
     (h) Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and its Subsidiaries, and any successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer. Executive further agrees that no changes in the nature or scope of his employment with the Company will operate to extinguish the terms and conditions set forth in Section 8, or otherwise require the parties to re-sign this Agreement
     (i) The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of this Agreement, regardless of the reason or reasons therefor, and shall be binding on Executive regardless of any breach by the Company of any other provision of this Agreement.
     9. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that stock issuable, awards and payments payable to him after his death shall be made to his estate except as otherwise provided by the applicable plan or award documentation, if any.
     10. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at his address as set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company.
     11. WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A it shall be so delayed (but not more than is required to comply with such rules).

     12. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.
     13. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Rules Governing Resolutions of Employment Disputes of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
     14. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company and supersedes all prior written or oral agreements between them except to the extent provided herein.

/s/ Donald Campbell

Executive

THE TJX COMPANIES, INC.

By:	/s/ Carol Meyrowitz

EXHIBIT A
Certain Definitions
     (a) “Base Salary” means, for any period, the amount described in Section 3(a).
     (b) “Board” means the Board of Directors of the Company.
     (c) “Cause” means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board); gross neglect of duties (other than as a result of Incapacity, Disability or death), or conflict of interest which conflict shall continue for thirty (30) days after the Company gives written notice to Executive requesting the cessation of such conflict; or any fact or circumstance other than Incapacity, Disability or death that prevents Executive from continuing to provide services to the Company; provided, for the avoidance of doubt, that neither a request by Executive for a Modified Schedule nor the provision of services by Executive under a Modified Schedule and in accordance with the terms thereof shall, in and of itself, constitute “Cause” hereunder.
     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company’s directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company’s directors that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank.
     (d) “Change of Control” has the meaning given it in Exhibit B.
     (e) “Change of Control Termination” means the termination of Executive’s employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

     For purposes of this definition, termination for “good reason” shall mean the voluntary termination by Executive of his employment (A) within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of any one of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided, that Executive gives notice to the Company at least thirty (30) days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within one hundred and twenty (120) days after the occurrence without Executive’s express written consent of the event described in clause (VII), provided, that Executive gives notice to the Company at least thirty (30) days in advance of his intent to terminate his employment in respect of such event; or (C) under the circumstances described in clause (VIII) below, provided, that Executive gives notice to the Company at least thirty (30) days in advance:
(I)	the assignment to him of any duties inconsistent with his positions, duties, responsibilities, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive’s employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

(II)	if Executive’s rate of Base Salary for any fiscal year is less than 100% of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive’s total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100% of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

(III)	the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

(IV)	any purported termination of Executive’s employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (d) above; or

(V)	any relocation of Executive of more than forty (40) miles from the place where Executive was located at the time of the Change of Control; or

(VI)	any other breach by the Company of any provision of this Agreement; or

(VII)	the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30% of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit B); or

(VIII)	the voluntary termination by Executive of his employment at any time within one year after the Change of Control. Notwithstanding the foregoing, the Board may expressly waive the application of this clause (VIII) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (VIII) shall be within the complete discretion of the Board but shall be made prior to the Change of Control.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” means the Executive Compensation Committee of the Board.
     (h) “Date of Termination” means the date on which Executive’s employment terminates.
     (i) “Disabled”/“Disability” has the meaning given it in the Company’s long-term disability plan. Executive’s employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.
     (j) “End Date” has the meaning set forth in Section 1 of the Agreement.
     (k) “ESP” means the Company’s Executive Savings Plan.
     (l) “Incapacity” means a disability (other than Disability within the meaning of (i) above) or other impairment of health that renders Executive unable to perform his duties (either with or without reasonable accommodation) to the reasonable satisfaction of the Committee.
     (m) “LRPIP” has the meaning set forth in Section 3(c) of the Agreement.
     (n) “MIP” has the meaning set forth in Section 3(c) of the Agreement..
     (o) “Section 409A” means Section 409A of the Code.

     (p) “SERP” means the Company’ Supplement Executive Retirement Plan as from time to time amended and in effect.
     (q) “Standstill Period” means the period commencing on the date of a Change of Control and continuing until the close of business on the earlier of the day immediately preceding the End Date or the last business day of the 24th calendar month following such Change of Control.
     (r) “Stock” means the common stock, $1.00 par value, of the Company.
     (s) “Stock Incentive Plan” has the meaning set forth in Section 3(c) of the Agreement.
     (t) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

EXHIBIT B
Definition of “Change of Control”
     “Change of Control” shall mean the occurrence of any one of the following events:
     (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term “Person” hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or
     (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or
     (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company’s Board of Directors; or
     (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as

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ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).
     In addition, for purposes of this Exhibit B the following terms have the meanings set forth below:
     “Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.
A Person shall be deemed to be the “owner” of any Common Stock:
     (i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or
     (ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or
     (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
     “Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.
     An “Executive Related Party” shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

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EXHIBIT C
Change of Control Benefits
     C.1. Benefits Upon a Change of Control Termination.
     (a) The Company shall pay the following to Executive in a lump sum, within thirty (30) days following a Change of Control Termination or on such delayed basis as may be necessary to comply with Section 409A:
     (i) an amount equal to (A) two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long-term disability compensation benefits under the Company’s long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this subsection (a), and if the sum of such payments (the “combined Change of Control/disability benefit”) exceeds the payment for such period to which Executive is entitled under the first sentence of this subsection (a) (determined without regard to the second sentence of this subsection (a)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive’s combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company. If the Date of Termination occurs during a period of service under a Modified Schedule, Executive’s rate of Base Salary for purposes of clause (A) of this Section C.1.(a)(i) shall be deemed to be the base cash remuneration that Executive was receiving immediately prior to the Change of Control or the Date of Termination, whichever is higher, expressed as an annualized rate (as reasonably determined by the Board).
     (ii) In lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B or Category C participant, whichever is greater, applying the following rules and assumptions:
     (A) the monthly benefit under SERP determined using the foregoing criteria shall be multiplied by 12 to determine an annual benefit; and
     (B) the present value of such annual benefit shall be determined by multiplying the result in (A) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive’s age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter — Healthy Lives,” except that if the Executive’s age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published “PBGC Actuarial Value of $1.00 Per Year Deferred To Age 65 And Payable For Life Thereafter — Healthy Lives.”
     (C) the benefit determined under (B) above shall be reduced by the value of any portion of Executive’s SERP benefit already paid or provided to him in cash or through the transfer of an annuity contract.
     (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance and medical insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided, that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life or medical coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.
     (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company’s automobile policy in effect immediately prior to the Change of Control (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile).
     C.2. Incentive Benefits Upon a Change of Control. Within thirty (30) days following a Change of Control, whether or not Executive’s employment has terminated or been terminated, the Company shall pay to Executive, in a lump sum, the sum of (i) and (ii), where:
     (i) is the sum of (A) the “Target Award” under the Company’s Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs, plus (B) an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control; and
     (ii) the sum of (A) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under

LRPIP specified for Executive for such cycle, plus (B) any unpaid amounts owing with respect to cycles completed prior to the Change of Control.
     C.3. Gross-Up Payment. Payments under Section C.1. and Section C.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section C.3, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties. The determination as to whether Executive’s payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”). Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.
     C.4. Other Benefits. In addition to the amounts described in Sections C.1. and C.2., and C.3., Executive or his legal representative shall be entitled to his Stock Incentive Plan benefits, if any, under Section 3(b) (Existing Awards) and Section 3(c) (New Stock Awards), and to the payment of his vested benefits under the plans described in Section 3(f) (Qualified Plans; Other Deferred Compensation Plans).
     C.5. Noncompetition; No Mitigation of Damages; etc.
     (a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment agreement or other agreement, shall no longer be effective.

     (b) No Duty to Mitigate Damages. Executive’s benefits under this Exhibit C shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.
     (c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at Bank of America, or its successor, until paid in full.
     (d) Notice of Termination. During a Standstill Period, Executive’s employment may be terminated by the Company only upon thirty (30) days’ written notice to Executive.

SCHEDULE I
Competitive Businesses
The following businesses (together with any subsidiaries and affiliates) are the specified businesses referred to in Section 8(b)(ii)(A) of the Agreement:
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[*****]	INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
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